EXHIBIT 99.1

Commentary for the Week Ended May 8, 2009

May 8, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.33%	-0.53%	-7.08%
Class B Units	-0.34%	-0.54%	-7.35%
Legacy 1 Units	-0.30%	-0.49%	-2.11%
Legacy 2 Units	-0.30%	-0.49%	-2.14%
GAM 1 Units	-0.34%	-0.61%	-0.92%
GAM 2 Units	-0.35%	-0.62%	-0.95%
GAM 3 Units	-0.38%	-0.65%	-1.13%

S&P 500 Total Return Index [2]	5.95%	6.52%	3.87%
Lehman Long Government Index [2]	-1.32%	-1.74%	-11.44%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs

Forecasts of decreased supply created rallies in the grains market.  Corn and wheat prices firmed after weekly reports showed recent plantings below historical levels.  Weakness in the U.S. dollar also helped move agricultural prices higher.

Currencies

The U.S. dollar declined steadily against most major counterparts last week.  The dollar’s decline was driven by uncertainty about the stress test results on U.S. banks. The euro also came under pressure as speculators liquidated positions to minimize risk ahead of last Thursday’s European Central Bank meeting.

Energy

Crude oil prices rallied in excess of 10% last week in response to better-than-expected results from April’s U.S. jobless reports.  Prices moved higher on speculation that improved economic conditions in the U.S. might bolster demand for energy products.

Equities

Improved investor confidence pushed up prices in the global equity markets.  The results of the U.S. government’s recent stress tests caused investors to drive major equity indices higher in North America, Europe, and Asia.

Fixed Income

Prices in the U.S. Treasury markets declined as a result of increased debt supply and strength in the equity markets.  A rally in global equities improved investor risk appetite and caused speculators to liquidate fixed income positions.  Short-term debt products rallied after the U.S. Federal Reserve announced its decision to keep overnight federal-funds rates near historic lows.

Metals

Many industrial metals finished relatively flat last week.  Prices on the silver markets finished the week lower as speculators liquidated positions in response to April’s jobless data.

Indices Overview 2
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.